Exhibit 4.2

DESCRIPTION OF EPLUS INC.’S CAPITAL STOCK

The following description of the capital stock ePlus inc. (the “Company” or “ePlus”) and provisions of its Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are only summaries.  These summaries do not purport to be complete and are subject to and qualified by reference to the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and by the provisions of applicable Delaware law.

General

The Company has an authorized capitalization of 27,000,000 shares of capital stock, consisting of 25,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of undesignated preferred stock, par value $0.01 per share.

Common Stock

Subject to the prior or special rights of holders of shares of preferred stock:

Dividends.  The holders of shares of common stock are entitled to any dividends that may be declared by our board of directors out of legally available funds;

Liquidation, Dissolution or Winding Up.  In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of common stock are entitled upon liquidation to share ratably in all assets remaining after payment of liabilities and the satisfaction of the liquidation preferences of any outstanding shares of preferred stock;

Redemption.  The holders of shares of common stock are not subject to, or entitled to the benefits of, any redemption or sinking fund provision;

Conversion.  No holder of common stock has the right to convert or exchange any such shares with or into any other shares of capital stock of the Company;

Preemptive Rights.  No holder of common stock has preemptive rights; and

Voting.  Each share of common stock entitles the holder thereof to one vote, in person or by proxy, on all matters submitted to a vote of stockholders generally.  Voting is non-cumulative.  Except as specifically provided in the Delaware General Corporation Law (the “DGCL”) or in the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the affirmative vote required for stockholder action shall be that of a majority of the shares present in person or represented by proxy at the meeting (as counted for purposes of determining the existence of a quorum at the meeting).  Directors are elected by a plurality of the votes cast in the election. However, the Company’s Corporate Governance Guidelines provide that, in an uncontested election (that is, an election where the number of director nominees does not exceed the number of directors to be elected), if any nominee for director does not receive a majority of the votes cast, he or she is expected to tender his or her resignation in writing to the Chairman of the Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee shall evaluate the resignation tendered and shall make a recommendation to the Board whether to accept or reject the resignation, or whether other actions should be taken.  The board of directors shall act on each such resignation, taking into account the recommendation of the Nominating and Corporate Governance Committee, within 90 days following the certification of the election results.  If a director’s resignation is not accepted by the board of directors, then the director who tendered that resignation will continue to serve on the board of directors until the next annual meeting of shareholders and until his or her successor is elected and qualified, or until his or her earlier death, unconditional resignation, or removal.  In the event of a contested election, director nominees who receive the most votes for the number of seats up for election will be elected.

Preferred Stock

The preferred stock may be issued from time to time by the board of directors as shares of one or more classes or series.  Subject to the provisions of the Amended and Restated Certificate of Incorporation and limitations prescribed by law, the board of directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares, to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock, in each case without any action or vote by the holders of common stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an unsolicited acquisition proposal.  For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction; or the issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders.  In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock.  Although the board of directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of the stockholders, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of the stock.

The rights of the holders of each series of the preferred stock will be subordinate to the rights of general creditors.

Certain Anti-Takeover Effects of Certain Provisions of the Company’s Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and the Delaware General Corporation Law

The provisions of Delaware law and the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws may have the effect of delaying, deferring or discouraging another party from acquiring control of the Company in a coercive manner as described below.  These provisions, summarized below, are expected to discourage and prevent coercive takeover practices and inadequate takeover bids.  These provisions are designed to encourage persons seeking to acquire control of the Company to first negotiate with the board of directors.  They are also intended to provide management with the flexibility to enhance the likelihood of continuity and stability if the board of directors determines that a takeover is not in the Company’s best interests or the best interests of the stockholders.  These provisions, however, could have the effect of discouraging attempts to acquire the Company, which could deprive stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.  The Company believes that the benefits of these provisions, including increased protection of the Company’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control of the Company.  The Company is a Delaware corporation subject to Section 203 of the Delaware General Corporation Law.  Under Section 203, certain “business combinations” between a Delaware corporation and an “interested stockholder” are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:

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the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before such stockholder became an interested stockholder;

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upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by directors who are also officers and (b) by employee stock plans in which the employees do not have a confidential right to tender stock held by the plan in a tender or exchange offer; or

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after such stockholder becomes an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting, and not by written consent, by two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

The three-year prohibition also does not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors.

Under the Delaware General Corporation Law, the term “business combination” is defined generally to include mergers or consolidations between the corporation or its majority-owned subsidiary and an interested stockholder, transactions with an interested stockholder involving the assets of the corporation or its majority-owned subsidiaries, and transactions that increase an interested stockholder’s percentage ownership of stock.  The term “interested stockholder” is defined generally as those stockholders who become beneficial owners of 15% or more of the corporation’s voting stock, together with the affiliates or associates of that stockholder.

TheAmended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for

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Election of Directors and Vacancies.  The Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws contain provisions that establish specific procedures for appointing and removing members of the board of directors.  Vacancies and newly created directorships on our board of directors may be filled only by a majority of the directors then serving on the board.

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Requirements for Advance Notification of Stockholder Nominations and Proposals.  The Amended and Restated Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors.

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Undesignated Preferred Stock.  The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us.

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No Cumulative Voting.  The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws do not provide for cumulative voting in the election of directors.  Cumulative voting allows a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors.  Without cumulative voting, a minority stockholder will not be able to gain as many seats on the board of directors based on the number of shares of stock the stockholder holds as the stockholder would be able to gain if cumulative voting were permitted.  The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on the board of directors to influence the board of director’s decision regarding a takeover.

The provisions described above are intended to promote continuity and stability in the composition of the board of directors and in the policies formulated by the board, and to discourage some types of transactions that may involve an actual or threatened change of control.  The Company expects these provisions would reduce vulnerability to unsolicited acquisition attempts as well as discourage some tactics that may be used in proxy fights.  Such provisions, however, could discourage others from making tender offers for the Company’s shares and, as a consequence, may also inhibit increases in the market price of the Company’s common stock that could result from actual or rumored takeover attempts.  These provisions could also operate to prevent changes in management.

Indemnification of Directors and Officers

Delaware General Corporation Law.  Consistent with Section 145(a) of the DGCL, ePlus may indemnify and, in certain cases, must indemnify, any person who was or is made a party to any action by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of ePlus as a director, officer, employee or agent of another corporation, (1) in the case of a non-derivative action, against judgments, fines, amounts paid in settlement, and reasonable expenses (including attorneys’ fees) incurred by him or her as a result of such action, and (2) in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company.

This indemnification does not apply, (1) in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to ePlus, unless upon court order it is determined that, in view of all the circumstances of the case and despite such adjudication of liability, he or she is fairly and reasonably entitled to indemnity for expenses, and (2) in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his or her conduct was unlawful.

Amended and Restated Certificate of Incorporation.  The Amended and Restated Certificate of Incorporation provides that a director of ePlus shall not be personally liable to ePlus or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to ePlus or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.  Additionally, the Amended and Restated Certificate of Incorporation provides that ePlus will indemnify, in the manner and to the fullest extent permitted by the Delaware General Corporation Law (and in the case of any amendment thereto, to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior thereto), any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan.  The Company may, to the fullest extent permitted by the Delaware General Corporation Law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person.  To the fullest extent permitted by the Delaware General Corporation Law, the indemnification provided herein may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and any such expenses may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified.

Amended and Restated Bylaws.  The Amended and Restated Bylaws generally provide for indemnification, to the fullest extent authorized by the DGCL, of the Company’s officers and directors and persons serving at the request of ePlus in such capacities for other business organizations against all expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by reason of his or her position with ePlus or such other business organizations.  In addition, the Amended and Restated Bylaws provide that ePlus may provide indemnification to employees and agents of ePlus.

Insurance; Indemnification Agreements.  The Company maintains directors’ and officers’ liability insurance which provides for payment, on behalf of the directors and officers of the Company and its subsidiaries, of certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the Securities Act of 1933, as amended (the “Securities Act”), for acts or omissions by such persons while acting as directors or officers of the Company and/or its subsidiaries, as the case may be.

The Company has entered into indemnification agreements with its directors and certain of its officers.  Generally, such agreements provide that the Company will indemnify the director or officer against any expenses or liabilities incurred in connection with any proceeding in which the director or officer may be involved as a party or otherwise, by reason of the fact that the director or officer is or was a director or officer of the Company or by any reason of any action taken by or omitted to be taken by the director or officer while acting as an officer or director of the Company provided that the director or officer was acting in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, the director or officer had no reasonable cause to believe the director’s or officer’s conduct was unlawful.  However, the Company is not obligated to provide indemnification under the indemnification agreements if: (i) the claim is covered by applicable insurance; (ii) the claim was made to recover profits by the director or officer in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any successor statute, (iii) for any reimbursement of compensation pursuant to any statutory and/or policy regarding clawbacks; or (iv) the claim was initiated by the director or officer.  Each director and officer has undertaken to repay the Company for any costs or expenses paid by the Company if it is ultimately determined that the director or officer is not entitled to indemnification under the indemnification agreements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare Inc.